UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     January 4, 2008

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

134 Flanders Road, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

508 366-3668

 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

Recapitalization

On January 4, 2008,  the implementation of the plan  to recapitalize the Company (the “Recapitalization Plan”), as previously disclosed in the Company’s Current Report on Form 8-K as filed on November 15, 2007, with the Securities and Exchange Commission (the “Commission”) was completed.

As previously disclosed, the Company had received approval, subject to execution of final documentation, from 100% of the holders of its Series B Variable Dividend Convertible Preferred Stock (the “Convertible Stock”) and the Company’s 8% Secured Convertible Debentures due February 23, 2009 (the “Notes”), of the Recapitalization Plan.  The Recapitalization Plan called for an additional investment of between $2.5 and $3.0 million in the common stock of the Company (the “New Investment”) and a redistribution of the Company’s common stock among the current holders of the Company’s common stock, Convertible Stock, Notes and the investors providing the New Investment.

In consummating the Recapitalization Plan, the redistribution of the Company’s ownership was accomplished on January 4, 2008, through the following: (i) a 1:50 “reverse split” of the Company’s common stock, (ii) entry of the Company into a Recapitalization Agreement with the applicable holders, pursuant to which the holders of the Convertible Stock and Notes exchanged their respective Company securities (including warrants that were issued in connection with the Convertible Stock and the Notes) for shares of the Company’s common stock and warrants which may be exercised for common stock; and (iii) entry of the Company into a Securities Purchase Agreement with those parties making the New Investment of $2.6 million pursuant to which they were issued shares of the Company’s common stock and warrants which may be exercised for shares of the Company’s common stock.  In connection with the 1:50 “reverse split”, effective January 7, 2008 the Company’s common stock will trade on the OTCBB under the symbol “VKNG.OB” and will have CUSIP 92685Q 20 0.

As part of the Recapitalization Agreement, the Registrant agreed to file a registration statement (the “Registration Statement”) including the common stock issued under the Securities Purchase Agreement and the common stock which is issuable upon exercise of the warrants issued under the Securities Purchase Agreement.  The Registrant agreed that the Registration Statement would be filed within 30 days after filing its Annual Report on Form 10-KSB for the year ending December 31, 2007.  The Registrant agreed to use its best commercially reasonable efforts to have the Registration Statement declared effective, and to have it remain effective at least until December 2009.

The Securities Purchase Agreement, through which certain investors made the New Investment, is further described below under Item 3.02 Unregistered Sales of Equity Securities.

Following the consummation of the Recapitalization Plan, the equity ownership of the Registrant is as follows:

POST-RECAPITALIZATION EQUITY (excluding warrants)

Stockholder by type	Ownership of Outstanding Common Stock	Percent Ownership Common Stock

Pre-Recapitalization common stockholders	1,398,681	3.3%
Pre-Recapitalization preferred stockholders	4,197,849	9.9%
Pre-Recapitalization noteholders	22,400,020	52.6%
New investment	14,560,037	34.2%

Total—all holders	42,556,587	100.0%

ITEM 3.02  Unregistered Sales of Equity Securities.

New Investment Shares

On January 4, 2008, pursuant to a Securities Purchase Agreement, the Company completed a sale of 14,560,037 shares of its common stock for $0.178571 per share or aggregate consideration of $2,600,000, of which the Company received net proceeds of $2,600,000.  The summary of the Securities Purchase Agreement contained herein is not necessarily complete and is qualified in its entirety by reference to the complete text of such agreement, including any attachments thereto, included as exhibits to this Current Report on Form 8-K.

Pursuant to the Securities Purchase Agreement, the Company issued to the investors providing the New Investment warrants dated as of January 4, 2008 to purchase up to 14,560,037 shares of common stock. The warrants have a term of five years and are exercisable for shares of common stock at a price of $0.18 per share. The warrants contain customary provisions for instruments of such type.

The purchasers of the common stock pursuant to the Securities Purchase Agreement were three institutional investors and William C. Bopp, the Registrant’s Chairman of the Board, who tendered $1,750,000 for 9,800,024 shares of common stock and warrants which may be exercised for 9,800,024 shares of common stock.  The sale was conducted as a private placement under Rule 506, as promulgated under the Securities Act of 1933, as amended, as each of the purchasers is an accredited investor as defined in Rule 501(a) of Regulation D and was fully informed regarding the investments.

Recapitalization Shares

The shares of the Company’s common stock issued under the Recapitalization Agreement were issued in an exchange offer pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, as an exchange of securities with existing security holders where no commission or other remuneration was paid. A total of 26,597,869 shares of common stock were issued in connection with the exchanges along with a total of 13,298,938 warrants.  The warrants have a term of five years and are exercisable for shares of common stock at a price of $0.18 per share. The warrants contain customary provisions for instruments of such type.

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective upon the consummation of the Recapitalization Plan, Mr. William C. Bopp, Chairman of the Board of the Company was appointed as Chief Executive Officer of the Company.  He will continue to serve as Chairman.  As noted herein, as part of the New Investment, Mr. Bopp acquired 9,800,024 shares of the Company’s common stock, and associated warrants, for $1,750,000.  In July 2007, Mr. Bopp acquired an original principal amount of $1,400,000 in Notes, along with associated warrants, which were converted in the Recapitalization into 3,931,536 shares of the Company’s common stock, and associated warrants.  Mr. Bopp also acquired in two private transactions on December 10, 2007 a total of 666,167 (post-reverse split) shares of the Company’s common stock.

Under the terms of Mr. Bopp’s Employment Agreement with the Company, which is effective as of January 4, 2008, he will receive annual compensation of $39,000, along with benefits comparable to those provided to other Company executives.  As part of the Employment Agreement, Mr. Bopp will be granted a stock option under the Company’s 2007 Equity Incentive Plan which will have a term of ten years and may be exercised to acquire 2,240,000 shares of the Company’s common stock.  The stock option will be exercisable at an exercise price equal to the fair market price of the common stock on the date of grant and will vest 25% immediately and 25% on each of the first three anniversary dates of the grant.  The Employment Agreement is for an initial two-year term, and renews automatically, unless terminated by either the Company or Mr. Bopp.  This summary is qualified in its entirety by reference to the complete text of such Employment Agreement, including any attachments thereto, included as exhibits to this Current Report on Form 8-K.

Upon the grant of the stock option to Mr. Bopp under the terms of his Employment Agreement, he may be considered under the rules of the Commission to own 26,723,519 shares, or approximately 48.7% of the Company’s common stock, comprised of (i) 14,397,727 shares of common stock he currently owns (amounting to 33.8% of the Company’s currently outstanding common stock); (ii) 11,765,792 shares of common stock issuable upon exercise of warrants; and (iii) 560,000 shares of common stock issuable upon exercise of the immediately vesting portion of the stock option which will be held by Mr. Bopp.  All Company securities currently held by Mr. Bopp, or hereafter acquired by him, are subject to a “lock-up” agreement between Mr. Bopp and the Company until December 15, 2009.

Since October 11, 2007, Mr. Bopp has served as Chairman of the Board of Directors.  Prior to joining Viking he was a private investor.  Previously he was with ALARIS Medical Systems, Inc., a developer, manufacturer and marketer of infusion pumps and related disposable products, where he had been senior vice president and chief financial officer.  Mr. Bopp joined ALARIS in March 1999, as vice president and chief financial officer.  He was elected to the position of senior vice president and chief financial officer in November 1999.  ALARIS was acquired for approximately $2.0 billion by Cardinal Health, Inc. (NYSE-CAH) in July 2004, and Mr. Bopp assisted for an additional year with the integration of ALARIS into Cardinal Health before retiring in 2005.  Mr. Bopp was formerly executive vice president and chief financial officer of C.R. Bard, Inc. (NYSE-BCR).   Since 1980, he held positions of increasing responsibility with Bard, currently a $2.0 billion developer, manufacturer and marketer of health care products.  From 1995 through 1998, he also served as a member of the Board of Directors of Bard and a member of the Finance Committee of the Board.  Mr. Bopp is a graduate of Harvard College, Cambridge, MA, and completed his MBA, Finance, from the Harvard Business School.

ITEM 8.01  Other Events.

Recapitalization

On January 4, 2008, the implementation of the Recapitalization Plan to recapitalize the Company, as previously disclosed in the Company’s Current Report on Form 8-K as filed on November 15, 2007, with the Commission was completed.  The documentation regarding the Recapitalization Plan is described further above in Item 1.01, Entry into a Material Definitive Agreement and Item 3.02, Unregistered Sales of Equity Securities.

The Company believes that following the consummation of the Recapitalization Plan, it now has sufficient liquidity to fund the Company until it can begin to generate positive cash flow in the second half of 2008, based upon (i) the $2.6 million of New Investment; (ii) the reduced cost structure which is an integral part of the Company’s revised strategic direction, as previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2007; (iii) the revised capital structure of the Company, including the corresponding reduction in accrual and payment of interest and dividends regarding the Convertible Stock and the Notes, as applicable; and (iv) the Company’s estimate of $11 to $12 million in revenue  for 2008.  However, the Company can provide no assurance that the point of positive cash flow will be reached in 2008, or at all, or that additional capital will not be required by the Company to reach a breakeven point, or otherwise.  If additional capital is required by the Company beyond that contemplated by the Recapitalization Plan, no assurance can be made that such capital will be available to the Company on commercially reasonable terms, or at all.  Any additional capital required in the future could have a detrimental impact on stockholders of the Company.

ITEM 9.01  Financial Statements and Exhibits.

(b) Exhibits

Exhibit No.	Exhibit Description

99.1	Recapitalization Agreement by and among Viking Systems, Inc. and various securityholders effective as of December 31, 2007.

99.2	Securities Purchase Agreement by and among Viking Systems, Inc. and various investors dated as of January 4, 2008.

99.3	Employment Agreement between Viking Systems, Inc. and William C. Bopp, dated as of January 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 7, 2008	VIKING SYSTEMS, INC.

By: /s/ William C. Bopp
William C. Bopp Chief Executive Officer